[BFGOODRICH LOGO]

                                                                    Exhibit 99.1

BFGOODRICH COMPANY                                                          NEWS
Four Coliseum Centre                              PR01-008
2730 West Tyvola Road                             CONTACT: Kevin Ramundo
Charlotte, North Carolina 28217-4578              PHONE: 704/ 423-7024
www.bfgoodrich.com
                                                  INVESTOR CONTACT: Paul Gifford
                                                  PHONE: 704-423-5517

FOR IMMEDIATE RELEASE


BFGOODRICH REPORTS STRONG FOURTH-QUARTER RESULTS AND SIXTH CONSECUTIVE YEAR OF SALES AND EARNINGS GROWTH


        - Q4 EARNINGS FROM CONTINUING OPERATIONS* UP 19 PERCENT FROM $0.67 TO $0.80 PER SHARE, AND REACH $2.97 FOR FULL YEAR, EXCEEDING CONSENSUS ESTIMATES

        - DOUBLE-DIGIT EARNINGS GROWTH ANTICIPATED IN 2001

*EXCLUDES SPECIAL ITEMS

CHARLOTTE, NC, January 29, 2001 - The BFGoodrich Company (NYSE: GR) announced today that fourth-quarter net income from continuing operations, excluding special items, was $84.1 million, or $0.80 per share, compared to year-ago results of $74.7 million, or $0.67 per share. For the full year, net income from continuing operations, excluding special items, rose to $317.5 million, or $2.97 per share, compared to $305.9 million, or $2.75 per share, in 1999. Sales for the quarter and the full year were $1.1 billion and $4.4 billion, respectively. These results exclude the Performance Materials segment, which is being divested. First Call consensus excluding this segment equals $0.74 per share and $2.91 per share for the fourth quarter and full year, respectively.

The results include a change in the company's effective tax rate for continuing operations from 35.5 percent to 34 percent with the fourth quarter and the full-year favorable impact included in the quarter's results. The fourth quarter also includes an after-tax charge of $2.7 million, or $.02 per share, due to the impact of the National Airlines' Chapter 11 bankruptcy filing on BFGoodrich's Aerostructures and Aviation Services Group.

Commenting on the quarter's results, David L. Burner, BFGoodrich's chairman and chief executive officer, said, "Our Aerospace segment again achieved excellent results compared to the year-ago quarter including double-digit operating income growth and nearly 10 percent revenue growth even though commercial transport deliveries were lower. All four operating groups in this segment achieved higher sales and three reported significantly higher operating income growth. Our Engineered Industrial Products segment also reported higher fourth-quarter sales and a substantial increase in operating income."

Regarding 2000, Burner added, "For the sixth consecutive year, BFGoodrich achieved record earnings, excluding special charges. Free cash flow excluding special items exceeded expectations, equaling $244 million including Performance Materials and $161 million without this segment. We are also pleased that our shareholders realized a total return of 36.5 percent for the year 2000, when the S&P 500 and Dow Jones indices were down."


Page 1 of 4 PR01-008 BFGoodrich Reports Strong Fourth-Quarter Results and Sixth Consecutive Year of Sales and Earnings Growth

[BFGOODRICH LOGO]                                                           NEWS



Including Performance Materials, fourth-quarter income before special charges equaled $91.0 million, or $0.87 per share, and $357.0 million, or $3.33 per share, for the year. The First Call consensus on this basis for the fourth quarter and the year were $0.83 per share and $3.30 per share, respectively.

On an after-tax basis, the company incurred net special charges of $12.8 million in the fourth quarter and $31.2 million for the year, largely related to costs associated with merger and consolidation activities. After these special charges, the company reported earnings per share of $0.75 for the fourth quarter and $3.04 for the full year. The fourth quarter charge included various consolidation activities in the Engineered Industrial Products segment as described in the highlights section of this release.

FOURTH QUARTER CONTINUING OPERATIONS SEGMENT REVIEW
---------------------------------------------------

In Aerospace, sales increased nearly 10 percent to $954.4 million, operating income increased 12 percent to $157.1 million, and margins rose to 16.5 percent from 16.1 percent. These excellent results reflect increased demand in regional, business and military original equipment segments of the industry and the company's growing position in aftermarket products and services. Landing Systems, Electronic Systems, and Engine and Safety Systems all achieved operating income growth in excess of 20 percent. The Aerostructures and Aviation Services Group reported higher sales; however, operating income was lower compared to last year's fourth quarter based on results in Aviation Services and the impact of the National Airlines' Chapter 11 bankruptcy filing. Excluding the bankruptcy impact and a gain in the year-ago results from a land sale, the Aerostructures and Aviation Services Group achieved higher operating income versus the year-ago quarter.

In Engineered Industrial Products, sales increased 2 percent to $163.0 million, and operating income increased 42 percent to $26.9 million, compared to the year-ago quarter when market conditions were softer, and research and development costs related to a new engine program were significant. In the current quarter, the three largest units in the segment, Garlock Sealing Technologies, Fairbanks Morse Engine and Quincy Compressor, all achieved higher profits. Operational efficiency improvement and cost reduction helped offset the negative impact of weakness in automotive and truck and trailer markets and less favorable foreign exchange rates.

FOURTH QUARTER HIGHLIGHTS
-------------------------

During the quarter, BFGoodrich continued to develop new business and drive profitable growth. The company completed two acquisitions, the largest involving Raytheon Optical Systems, which will strengthen the opportunities for the space flight systems business to continue its dramatic growth. Joint ventures were announced with Boeing, SIA Engineering and Rockwell Collins to extend the company's position in aftermarket products and services. The company completed its equity investment in MyAircraft.com. In new program wins, the company was selected to supply wheels and carbon brakes for the latest model of the F-16; ejection seats for Lockheed Martin and the United States Air Force; avionics equipment for the Gulfstream V-SP and Cessna Sovereign aircraft; and landing gear for American Airlines' Fokker F-100 retrofit program. The company also signed a significant life-of-the-aircraft customer and product support agreement with Pratt & Whitney for a variety of aerostructure products and services for several aircraft models.


Page 2 of 4 PR01-008 BFGoodrich Reports Strong Fourth-Quarter Results and Sixth Consecutive Year of Sales and Earnings Growth

[BFGOODRICH LOGO]                                                           NEWS


In the Engineered Industrial Products segment, new contracts were signed for washing machine seals with Whirlpool, for axle seals and maintenance-free bearings with several large trucking firms, and for seven new engines with the South Florida Water Management Authority. In addition, consolidations involving three manufacturing locations and several warehouses were announced to improve efficiency and customer service in the Garlock Sealing and Delavan Spray divisions.

FULL YEAR CONTINUING OPERATIONS SEGMENT REVIEW
----------------------------------------------

In 2000, the Aerospace segment had operating income of $591.8 million, an increase of 6 percent from $558.7 million in 1999 on slightly higher sales of $3.7 billion. Strong performance in Electronics Systems and Engine and Safety Systems together with high demand for aftermarket products and services offset the impact of lower commercial aircraft deliveries.

The Engineered Industrial Products segment had operating income of $122.1 million, an increase of 3 percent from $118.2 million in 1999. Sales were $690.2 million compared to $702.4 million in 1999, largely due to lower revenues at Fairbanks Morse due to a change in engine programs. The increase in operating income reflects improved operational performance, partially offset by the impact of foreign exchange rates. Operating margins increased from 16.8 percent to 17.7 percent in 2000.

OUTLOOK
-------

The company expects that 2001 will be another year of sales and profit growth driven by the strength of the Aerospace segment. Higher expected deliveries of commercial transport aircraft, coupled with the company's increasingly strong presence in the aftermarket and in regional and business aircraft markets should generate record Aerospace results again in 2001. Engineered Industrial Products should experience modest top-line growth due to increased shipments of engines and compressors and the introduction of new products, offset by weakness in automotive, truck and trailer, and general industrial markets. Higher new product development costs will contribute to relatively flat operating income in this segment. Overall, the company expects a strong operating margin performance in 2001; however, increased investments in new products that will drive profitable growth in the future may lead to slightly lower margins compared to 2000.

In light of this outlook and assuming that the proceeds from the sale of Performance Materials are used for debt repayment and share repurchases, BFGoodrich anticipates that it could earn between $3.40 and $3.50 per share from continuing operations, excluding special items in 2001. Compared to $2.97 per share in 2000, the year-over-year increase would be between 14 and 18 percent. If the proceeds are used differently, or the timing of the closing were to change, the earnings outlook will change.

In commenting on the company's outlook, David Burner said, "We expect to continue our track record of strong financial performance as a leading aerospace and industrial company. Creating value for our shareholders through consistent sales and profitable growth remains our primary focus."



Page 3 of 4 PR01-008 BFGoodrich Reports Strong Fourth-Quarter Results and Sixth Consecutive Year of Sales and Earnings Growth

[BFGOODRICH LOGO]                                                           NEWS


PERFORMANCE MATERIALS
---------------------

As previously announced, BFGoodrich has entered into a definitive agreement to sell its Performance Materials business to an investor group led by AEA Investors Inc., and including affiliates of DLJ Merchant Banking Partners and DB Capital Partners, Inc. The purchase price is approximately $1.4 billion, subject to adjustment at closing. As a result, the company began reporting this segment as a discontinued operation for the quarter and the full year. The closing of the transaction, which is scheduled to occur during the first quarter, is subject to a number of conditions including the ability of the buyer to obtain financing in the debt markets on a best-efforts basis.

In the fourth quarter of 2000, the business generated net income, excluding special items, of $6.9 million, which compares to $11.0 million in the fourth quarter of 1999. For the total year, excluding special charges, the business generated net income of $39.5 million, as compared to $55.8 million in 1999. Special charges in 1999 were $0.9 million in the fourth quarter and $24.9 million for the year. The decline in results for the quarter and year was primarily attributable to weak conditions in the textile markets, higher raw material costs, the weak Euro, and increased interest expense.

The BFGoodrich Company, headquartered in Charlotte, North Carolina, has leading market positions in advanced aerospace systems and engineered industrial products. The company has $4.4 billion in annual revenues and 24,000 employees worldwide.

The tables that follow provide more detailed information about BFGoodrich results for the fourth quarter and full year 2000 and 1999.

[Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K, and in other filings.]

                                       ###



Page 4 of 4 PR01-008 BFGoodrich Reports Strong Fourth-Quarter Results and Sixth Consecutive Year of Sales and Earnings Growth


                                                       THE BFGOODRICH COMPANY
                                          (Dollars in millions except per share amounts)

                                                          Three Months Ended
                                                              December 31
                                       ---------------------------------------------------------


                                          2000           2000           1999           1999
                                       As Reported   As Adjusted(A)  As Reported  As Adjusted(B)
Sales                                   $ 1,117.4      $ 1,117.4      $ 1,029.8      $ 1,029.8
                                        =========      =========      =========      =========

Income before Income Taxes
  and Trust Distributions                   106.7          125.7           94.6          121.6
Income Tax Expense                          (30.8)         (37.0)         (33.8)         (42.3)
Distributions on Trust Preferred
  Securities                                 (4.6)          (4.6)          (4.6)          (4.6)
                                        ---------      ---------      ---------      ---------


Income from Continuing Operations            71.3           84.1           56.2           74.7
Income from Discontinued Operations           6.9             --           10.1             --
                                        ---------      ---------      ---------      ---------

Net Income                              $    78.2      $    84.1      $    66.3      $    74.7
                                        =========      =========      =========      =========

Income Per Share:
    Basic
      Continuing Operations             $    0.70      $    0.82      $    0.51      $    0.68
      Discontinued Operations                0.07             --           0.09             --
                                        ---------      ---------      ---------      ---------
      Net Income                        $    0.77      $    0.82      $    0.60      $    0.68
                                        =========      =========      =========      =========

    Diluted
      Continuing Operations             $    0.68      $    0.80      $    0.51      $    0.67
      Discontinued Operations                0.07             --           0.09             --
                                        ---------      ---------      ---------      ---------
      Net Income                        $    0.75      $    0.80      $    0.60      $    0.67
                                        =========      =========      =========      =========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                   102.1          102.1          110.2          110.2
                                        =========      =========      =========      =========

    Diluted                                 106.7          106.7          113.3          113.3
                                        =========      =========      =========      =========


(A) Results exclude the effect of a $16.5 million charge ($11.1 million after-tax), or $0.10 a diluted share, related to merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.02 a diluted share related to an impairment loss on businesses held for disposal in the Engineered Industrial Products Segment. Results also exclude the after-tax effect of income from discontinued operations ($6.9 million, or $0.07 a diluted share).

(B) Results exclude the effect of a $27.0 million charge ($18.5 million after-tax), or $0.16 a diluted share, related to merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($10.1 million, or $0.09 a diluted share).


                                                     THE BFGOODRICH COMPANY
                                         (Dollars in millions except per share amounts)


                                                            Year Ended
                                                            December 31
                                       ---------------------------------------------------------


                                          2000           2000           1999           1999
                                       As Reported  As Adjusted(A)  As Reported   As Adjusted(B)

Sales                                   $ 4,363.8      $ 4,363.8      $ 4,319.8      $ 4,319.8
                                        =========      =========      =========      =========

Income before Income Taxes
  and Trust Distributions                   461.4          509.5          282.2          505.7
Income Tax Expense                         (156.7)        (173.6)        (125.1)        (181.4)
Distributions on Trust Preferred
  Securities                                (18.4)         (18.4)         (18.4)         (18.4)
                                        ---------      ---------      ---------      ---------

Income from Continuing Operations           286.3          317.5          138.7          305.9
Income from Discontinued Operations          39.6             --           30.9             --
                                        ---------      ---------      ---------      ---------

Net Income                              $   325.9      $   317.5      $   169.6      $   305.9
                                        =========      =========      =========      =========

Income Per Share:
    Basic
      Continuing Operations             $    2.73      $    3.03      $    1.26      $    2.78
      Discontinued Operations                0.38             --           0.28             --
                                        ---------      ---------      ---------      ---------
      Net Income                        $    3.11      $    3.03      $    1.54      $    2.78
                                        =========      =========      =========      =========

    Diluted
      Continuing Operations             $    2.68      $    2.97      $    1.26      $    2.75
      Discontinued Operations                0.36             --           0.27             --
                                        ---------      ---------      ---------      ---------
      Net Income                        $    3.04      $    2.97      $    1.53      $    2.75
                                        =========      =========      =========      =========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                   104.8          104.8          110.0          110.0
                                        =========      =========      =========      =========

    Diluted                                 109.1          109.1          110.7          113.6
                                        =========      =========      =========      =========



(A) Results exclude the effect of a $45.6 million charge ($29.5 million after-tax), or $0.27 a diluted share, related to merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.02 a diluted share related to an impairment loss on businesses held for disposal in the Engineered Industrial Products Segment. Results also exclude the after-tax effect of income from discontinued operations ($39.6 million, or $0.36 a diluted share).

(B) Results exclude the effect of a $232.1 million charge ($172.8 million after-tax), or $1.52 a diluted share, related to merger-related and consolidation costs and a $8.6 million net gain ($5.6 million after-tax), or $0.05 on the sale of businesses. Results also exclude the after-tax effect of income from discontinued operations ($30.9 million, or $0.27 a diluted share). Weighted average diluted shares as adjusted include 2.9 million potential shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.


                                                          BFGOODRICH SEGMENT REPORTING
                                                              (Dollars in millions)


                                                 Three Months Ended              Year Ended
                                                    December 31                 December 31
                                              ------------------------     ----------------------

                                                 2000          1999          2000          1999
Sales:
  Aerospace:
    Aerostructures and Aviation Services       $  374.1      $  335.8      $1,455.5      $1,476.9
    Landing Systems                               272.7         256.7       1,057.7       1,060.6
    Engine and Safety Systems                     163.9         147.9         617.5         565.6
    Electronic Systems                            143.7         129.7         542.9         514.3
                                               --------      --------      --------      --------

                                                  954.4         870.1       3,673.6       3,617.4
                                               --------      --------      --------      --------


  Engineered Industrial Products                  163.0         159.7         690.2         702.4
                                               --------      --------      --------      --------

Total Sales                                    $1,117.4      $1,029.8      $4,363.8      $4,319.8
                                               ========      ========      ========      ========

Operating Income:
  Aerospace:
    Aerostructures and Aviation Services       $   53.8      $   60.1      $  209.0      $  216.8
    Landing Systems                                40.9          31.3         149.0         147.1
    Engine and Safety Systems                      30.2          24.8         115.7          99.2
    Electronic Systems                             32.2          24.2         118.1          95.6
                                               --------      --------      --------      --------

                                                  157.1         140.4         591.8         558.7
                                               --------      --------      --------      --------

  Engineered Industrial Products                   26.9          18.9         122.1         118.2
                                               --------      --------      --------      --------

Total Segment Operating Income                 $  184.0      $  159.3      $  713.9      $  676.9

Corporate General and Administrative Costs        (22.1)        (18.6)        (76.5)        (74.3)

Merger-related and Consolidation Costs            (16.5)        (27.0)        (45.6)       (232.1)
                                               --------      --------      --------      --------

Total Operating Income                         $  145.4      $  113.7      $  591.8      $  370.5
                                               ========      ========      ========      ========

                           BFGOODRICH SEGMENT RESULTS

                  FOURTH QUARTER 2000 VERSUS THIRD QUARTER 2000

AEROSPACE SEGMENT

($ millions)
                                            4Q00                3Q00
                                            ----                ----

Sales                                     $954.4               $926.0
Operating Income                           157.1                154.1

In the Aerospace segment, sales increased 3% from $926.0 in third quarter 2000 to $954.4 in fourth quarter 2000. This increase was due to increased OEM demand and the strong aftermarket, led by both Electronic Systems and Engine & Safety systems. Operating income during the same period increased $3.0 or 2% from $154.1 in the third quarter to $157.1. The fourth quarter increases are due primarily to the increased demand and the strong aftermarket.

ENGINEERED INDUSTRIAL PRODUCTS SEGMENT

($ millions)
                                            4Q00              3Q00
                                            ----              ----
Sales                                      $163.0            $167.4
Operating Income                             26.9              29.0

In Engineered Industrial Products, sales in the fourth quarter decreased 3% from $167.4 in the third quarter to $163.0 in the fourth quarter of 2000. This decrease is primarily due to softness in the general industrial and heavy-duty truck markets. Operating income decreased 7% from $29.0 in the third quarter to $26.9 in the fourth quarter of 2000, primarily as a result of volume and sales mix.

                            BFGOODRICH GROUP RESULTS
                   FOURTH QUARTER AND YEAR-TO-DATE 2000 VERSUS
                      FOURTH QUARTER AND YEAR-TO-DATE 1999

                          BFGOODRICH AEROSPACE SEGMENT
                          ----------------------------



AEROSTRUCTURES AND AVIATION SERVICES GROUP
------------------------------------------

($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Sales                                     $374.1          $335.8           $1,455.5        $1,476.9
Operating Income                            53.8            60.1              209.0           216.8

Sales for the year decreased 1% from $1,476.9 in 1999 to $1,455.5 in 2000. This decrease was primarily a result of a decrease in commercial aircraft deliveries in 2000, offset by strong aftermarket sales, especially on the Super 27. Additionally, 1999 sales benefited from the PW4000 settlement. Operating income for the year decreased $7.8, or 4%, from $216.8 during 1999 to $209.0 in 2000. This decrease is primarily attributable to the one-time gains experienced in 1999 from the PW4000 settlement and a gain on sale of land. In the fourth quarter of 2000, National Airlines declared Chapter 11 bankruptcy, causing a write down of approximately $4 M pre-tax. Aviation services reported disappointing results in the quarter as a result of decreased volume, the National Airlines bankruptcy, increased overhead expense, and inventory adjustments.

LANDING SYSTEMS GROUP
---------------------

($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Sales                                     $272.7          $256.7           $1,057.7        $1,060.6
Operating Income                            40.9            31.3              149.0           147.1

Sales during 2000 decreased $2.9, less than 1%, from $1,060.6 in 1999 to $1,057.7 in 2000. This decrease is attributable to decreased sales in Landing Gear and Landing Gear Services, offset by increased sales in the Wheels and Brakes division. Despite the decrease in sales, operating income increased 1% to $149.0 in 2000. This increase is primarily attributable to the increased sales in Wheels and Brakes to the commercial aftermarket, regional, business, and military markets, offset by decreased landing gear sales and inefficiencies associated with the shutdown and transfer of production out of the Euless, TX landing gear facility.

ENGINE & SAFETY SYSTEMS GROUP
-----------------------------

($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Sales                                     $163.9          $147.9             $617.5          $565.6
Operating Income                            30.2            24.8              115.7            99.2

Sales during 2000 increased $51.9, or 9%, from $565.6 in 1999 to $617.5 in 2000.
This increase reflects continued strong demand for Aerospace OE and industrial gas turbine products. Operating income for the year increased $16.5, or 17%, to $115.7. This increase is primarily attributable to increased volume and favorable mix. Recovery of previously expensed non-recurring engineering costs offset some of the higher R&D expenses related to continuing development of its automotive products (Inflatabelt).

ELECTRONIC SYSTEMS GROUP
------------------------

($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Sales                                     $143.7          $129.7             $542.9          $514.3
Operating Income                            32.2            24.2              118.1            95.6

Sales for the year increased $28.6, or 6%, to $542.9 in 2000. The increase resulted from higher OEM and aftermarket demand, especially in the Avionics and Lighting Systems division. Sales were also bolstered by the strong performance of the acquisitions in Space Flight Systems. Operating income for the year increased $22.5, or 24%, from $95.6 in 1999 to $118.1 in 2000. This increase reflects the impact of the higher sales as well as working capital and productivity improvements.

                BFGOODRICH ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
                -------------------------------------------------

($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Sales                                     $163.0          $159.7             $690.2          $702.4
Operating Income                            26.9            18.9              122.1           118.2

Sales for the year decreased $12.2, or 2%, from $702.4 in 1999 to $690.2 in 2000. The decrease in sales is primarily attributable to the completion of a large engine project during 1999 and the initiation of a similar but lower revenue-producing project during 2000. Despite the decrease in sales, operating income increased $3.9, or 3%, from $118.2 in 1999 to $122.1 in 2000. The increase in operating income for the year was due to lower development costs at Fairbanks Morse, cost reductions, productivity improvements and operational performance, partially offset by pressures related to foreign currency.


                                                   Non-Segment Expenses
                                                   --------------------
                                                       ($ millions)


                                                                          FULL YEAR        FULL YEAR
                                          4Q00             4Q99             2000             1999
                                          ----             ----             ----             ----

Corporate G&A                             $ 22.1          $ 18.6             $ 76.5          $ 74.3
Net Interest Expense                        29.2            22.3              105.5            86.5
Distribution on Trust
    Preferred Securities                     4.6             4.6               18.4            18.4



                                       Preliminary Balance Sheet and Cash Flow Data
                                       --------------------------------------------
                                                       ($ millions)

                                                           WITH PERFORMANCE MATERIALS        WITHOUT PERFORMANCE MATERIALS

                                                          Full Year        Full Year            Full Year       Full Year
                                                          12/31/2000      12/31/1999           12/31/2000       12/31/1999
                                                          ----------      ----------           ----------       ----------

Cash and Cash Equivalents                                 $   77.5        $   66.4             $   77.5         $   66.4
Total Debt                                                $2,254.2        $1,760.5             $2,254.2         $1,760.5
Debt to Capitalization                                        59.9%           52.8%                59.9%            52.8%
Capital Expenditures                                      $  213.6        $  246.3             $  148.1         $  172.5
Acquisitions                                              $  258.4        $   76.1             $  246.8         $   56.5
Dividends                                                 $  117.6        $   91.6             $  117.6         $   91.6
Depreciation and Amortization                             $  279.0        $  246.8             $  192.5         $  160.5
- Depreciation                                            $  195.7        $  176.5             $  133.6         $  114.8
- Amortization                                            $   83.3        $   70.3             $   58.9         $   45.7
- Goodwill Amortization                                   $   46.6        $   45.3             $   27.4         $   24.9
  (included in Amortization, above)



                                          ACCOUNTS RECEIVABLE
                                          -------------------
                                              ($ millions)

                                                      1999                                          2000
                                      Q1         Q2         Q3          Q4          Q1          Q2          Q3          Q4
                                   --------------------------------------------------------------------------------------------

As Reported                            $649.8     $694.9     $666.4      $660.5      $719.9      $779.4      $842.4      $910.6
Less: Corporate Receivables            (105.5)    (131.4)    (138.7)     (158.4)     (180.5)     (216.9)     (236.3)    ($245.9)
Less: Raytheon /OEA Receivables         ---        ---        ---         ---         ---         ---         ---        ($95.5)
                                   --------------------------------------------------------------------------------------------
Trade Accounts Receivable              $544.3     $563.5     $527.7      $502.1      $539.4      $562.5      $606.1      $569.2

Days sales outstanding (DSO)*            40.6       43.7       43.8        46.2        41.3        44.1        46.6        46.6


*DSO represents the number of preceding days sales comprising the trade accounts receivable balance.

DSO, calculated using trade accounts receivable, was 47 days for the fourth quarter of 2000, as compared to 47 days in the third quarter of 2000 and 46 days in the fourth quarter of 1999. The Company's DSO has ranged from 41 to 47 days over the past eight quarters as illustrated above due to normal fluctuations in the amount and timing of revenue and collections. Corporate receivables are excluded as these amounts, primarily receivables from insurance carriers for asbestos claim settlements, are not correlated with revenue and therefore distort the DSO calculation. Raytheon Optical Systems and OEA receivables of $95.5M are also excluded from the fourth quarter calculation as no sales were recorded for them in 2000.


                                                  INVENTORY
                                                  ---------
                                                 ($ millions)

                                                     1999                                            2000
                                    Q1         Q2          Q3           Q4           Q1          Q2          Q3          Q4
                                ------------------------------------------------------------------------------------------------

Inventory*                          $786.7      $749.8      $793.4      $810.7        $831.0      $854.9      $880.2     $865.3
717-200 pre-production/
      excess over average           (125.3)     (132.6)     (135.0)     (138.8)       (140.5)     (140.8)     (136.3)   ($133.2)

Raytheon & OEA Inventory             ---         ---         ---         ---           ---         ---         ---       ($27.9)
                                ------------------------------------------------------------------------------------------------
Adjusted inventory                  $661.4      $617.2      $658.4      $671.9        $690.5      $714.1      $743.9     $704.2

Days sales in inventory (DSI)         49.6        48.6        55.7        62.1          53.8        56.6        58.6       57.9

*DSI represents the number of preceding days sales comprising the inventory balance.

DSI, excluding pre-production and excess over average costs on the 717-200 program, was 58 days in the fourth quarter of 2000, as compared to 59 days in the third quarter of 2000 and 62 days in the fourth quarter of 1999. Pre-production and excess over average costs on the 717-200 program and the inventory from Raytheon and OEA are excluded as these amounts are not correlated with current revenues and therefore distort the DSI calculation.



                                     THE BFGOODRICH COMPANY
                                          ($ MILLIONS)

                                                    ---------------------------------------------
                                                                        2000
                                                    ---------------------------------------------
                                                       Q1       Q2       Q3      Q4      2000
                                                    ---------------------------------------------
AEROSPACE
SALES                Aerostructures & Aviation
                     Services                          357.6    348.4    375.4   374.1   1,455.5
                     Landing Systems                   260.1    259.0    265.9   272.7   1,057.7
                     Engine & Safety Systems           147.8    153.5    152.3   163.9     617.5
                     Electronic Systems                127.5    139.3    132.4   143.7     542.9
                           Total Trade Sales           893.0    900.2    926.0   954.4   3,673.6

OPERATING            Aerostructures & Aviation
                     Services                           48.9     49.0     57.3    53.8     209.0
INCOME               Landing Systems                    37.3     35.1     35.7    40.9     149.0
                     Engine & Safety Systems            27.3     30.2     28.0    30.2     115.7
                     Electronic Systems                 25.2     27.6     33.1    32.2     118.1
                         Total Operating Income        138.7    141.9    154.1   157.1     591.8

MARGIN               Aerostructures & Aviation
                     Services                          13.7%    14.1%    15.3%   14.4%     14.4%
                     Landing Systems                   14.3%    13.6%    13.4%   15.0%     14.1%
                     Engine & Safety Systems           18.5%    19.7%    18.4%   18.4%     18.7%
                     Electronic Systems                19.8%    19.8%    25.0%   22.4%     21.8%
                         Total Operating Margin        15.5%    15.8%    16.6%   16.5%     16.1%
                                                    ---------------------------------------------

ENGINEERED INDUSTRIAL PRODUCTS
                                                    ---------------------------------------------
SALES                                                  177.6    182.2    167.4   163.0     690.2

OPERATING INCOME                                        33.6     32.6     29.0    26.9     122.1

MARGIN                                                 18.9%    17.9%    17.3%   16.5%     17.7%
                                                                                       ---------

                     ----------------------------------------------------------------------------
TOTAL                SALES                           1,070.6  1,082.4  1,093.4 1,117.4   4,363.8
                     SEGMENT OPERATING INCOME          172.3    174.5    183.1   184.0     713.9
                     MARGIN                            16.1%    16.1%    16.7%   16.5%     16.4%
                     ----------------------------------------------------------------------------


                                    THE BFGOODRICH COMPANY
                                         ($ MILLIONS)

                                                   --------------------------------------------
                                                                      1999

                                                   --------------------------------------------
                                                      Q1       Q2       Q3      Q4      1999
                                                   --------------------------------------------
AEROSPACE
SALES         Aerostructures & Aviation Services      387.5    421.2    332.4   335.8  1,476.9
              Landing Systems                         262.5    279.9    261.5   256.7  1,060.6
              Engine & Safety Systems                 143.5    137.8    136.4   147.9    565.6
              Electronic Systems                      132.7    127.0    124.9   129.7    514.3
                       Total Trade Sales              926.2    965.9    855.2   870.1  3,617.4

OPERATING     Aerostructures & Aviation Services       56.5     55.4     44.8    60.1    216.8
INCOME        Landing Systems                          36.8     42.5     36.5    31.3    147.1
              Engine & Safety Systems                  24.7     25.2     24.5    24.8     99.2
              Electronic Systems                       24.5     21.8     25.1    24.2     95.6
                     Total Operating Income           142.5    144.9    130.9   140.4    558.7

MARGIN        Aerostructures & Aviation Services      14.6%    13.2%    13.5%   17.9%    14.7%
              Landing Systems                         14.0%    15.2%    14.0%   12.2%    13.9%
              Engine & Safety Systems                 17.2%    18.3%    18.0%   16.8%    17.5%
              Electronic Systems                      18.5%    17.2%    20.1%   18.7%    18.6%
                     Total Operating Margin           15.4%    15.0%    15.3%   16.1%    15.4%
                                                   --------------------------------------------

ENGINEERED INDUSTRIAL PRODUCTS

                                                   --------------------------------------------
SALES                                                 185.6    186.5    170.6   159.7    702.4

OPERATING INCOME                                       34.2     37.0     28.1    18.9    118.2

MARGIN                                                18.4%    19.8%    16.5%   11.8%    16.8%
                                                                                      ---------

              ---------------------------------------------------------------------------------
TOTAL         SALES                                                                    4,319.8
                                                    1,111.8  1,152.4  1,025.8 1,029.8
              SEGMENT OPERATING INCOME                176.7    181.9    159.0   159.3    676.9
              MARGIN                                  15.9%    15.8%    15.5%   15.5%    15.7%
              ---------------------------------------------------------------------------------
